Exhibit 18.1

August 7, 2009

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2009, of the facts relating to the change in the date of the goodwill annual impairment test from August 31 to April 1. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Spectra Energy Partners, LP (the “Partnership”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Partnership and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2008. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Partnership, or on the financial position, results of operations, or cash flows of Spectra Energy Partners, LP and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2008.

Yours truly,

/s/ Deloitte & Touche LLP

Houston, Texas